EXHIBIT 99.6
SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT, dated as of September 14, 2015 (this "Agreement"), is made and entered into by and among Warburg Pincus Private Equity IX, L.P. (the "Seller"), and Sparkle Wealthy Limited (the "Purchaser").

W I T N E S S E T H:

WHEREAS, the Seller is the record and beneficial owner of 4,000,000 shares of common stock, par value $0.0001 per share (the "Shares"), of Synutra International, Inc., a Delaware corporation (the "Company"); and

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Transaction Shares (as defined in Section 1(a) below) upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements set forth herein, and such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Purchase and Sale of the Transaction Shares; Purchase Price.

(a) Subject to the terms and conditions of this Agreement, the Seller hereby agrees to sell, convey, assign and deliver to the Purchaser, and the Purchaser hereby agrees to purchase, acquire and accept from the Seller, on the Settlement Date (as defined in Section 6 below) all the 4,000,000 Shares (the "Transaction Shares").

(b) The Purchaser hereby agrees to pay, or cause to be paid, to the Seller, on the Settlement Date an amount in cash per Transaction Share equal to US$4.8002, in consideration of and subject to the aforesaid sale, conveyance, assignment and delivery of the Transaction Shares.  The aggregate purchase price for all Transaction Shares is US$19,200,800 (the "Purchase Price").

(c) For all purposes between the Seller and the Purchaser (including, without limitation, the determination of beneficial or record holders as of any date and the right to receive dividends, property or other distributions from the Company in respect of or in exchange for the Transaction Shares) the effective date of the sale, conveyance, assignment and delivery of the Transaction Shares shall be the Settlement Date.

Section 2. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser the following:

(a) Capacity; Due Authorization and Execution; Enforceability.  The Seller has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Delaware.  The Seller has the power and capacity to enter into this Agreement and to consummate the Transaction.  The execution, delivery, and performance by the Seller of this Agreement and the consummation by the Seller of its obligations hereunder have been duly authorized by all necessary action by the Seller.  This Agreement has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies.

(b) No Conflict.  The execution, delivery and performance by the Seller of this Agreement and consummation by the Seller of the Transaction do not and will not (i) violate any decree or judgment of any court or other Governmental Authority applicable to or binding on the Seller, (ii) violate any provision of any law, rule or regulation which is applicable to the Seller, (iii) conflict with, or result in any violation of, any provision of any Organizational Document (as defined in Section 8 below) of the Seller or (iv) violate or result in a default under any contract to which the Seller or any of the Seller's assets or properties are bound.  Except for customary beneficiary ownership filing required by the rules and regulations of the United States Securities and Exchange Commission (the "SEC"), no consent or approval of, or filing by the Seller with, any Governmental Authority or other Person (as defined in Section 8 below) not a party hereto is required for the execution, delivery and performance by the Seller of this Agreement or the consummation of the Transaction by the Seller.

(c) Ownership; No Encumbrances; Transfer Restrictions.  The Seller is the record and beneficial owner of the Transaction Shares, free and clear of any Encumbrances (as defined in Section 8 below), and upon the transfer of such Transaction Shares to the Purchaser, the Purchaser shall acquire good title thereto, free and clear of any Encumbrances or Transfer Restrictions (as defined in Section 8 below).

(d) No Adverse Proceedings.  No proceedings relating to the Transaction Shares are pending or, to the knowledge of the Seller, threatened, before any court, arbitrator or administrative or governmental body or authority that would adversely affect the Seller's right to transfer the Transaction Shares to the Purchaser in accordance with the terms of this Agreement.

(e) Securities Laws Matters.  The sale of the Transaction Shares pursuant to this Agreement will be made in accordance with the provisions and requirements of Rule 144 or pursuant to another applicable exemption from registration under the Securities Act of 1933, as amended (the "Securities Act") and applicable state or foreign law.

Section 3. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to and agrees with the Seller the following:

(a) Capacity; Due Authorization and Execution; Enforceability.  The Purchaser has been duly formed and is validly existing as a limited liability company in good standing under the laws of its formation.  The Purchaser has the power and capacity to enter into this Agreement and to consummate the Transaction.  This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies.

(b) No Conflict.  The execution, delivery and performance by the Purchaser of this Agreement and consummation by the Purchaser of the Transaction do not and will not (i) violate any decree or judgment of any court or other Governmental Authority applicable to or binding on the Purchaser, (ii) violate any provision of any law, rule or regulation which is applicable to the Purchaser, (iii) conflict with, or result in any violation of, any provision of any Organizational Document of the Purchaser or (iv) violate or result in a default under any material contract to which the Purchaser or any of the Purchaser's assets or properties are bound.  Except for customary beneficiary ownership filing required by the rules and regulations of the SEC, no consent or approval of, or filing by the Purchaser with, any Governmental Authority or other Person not a party hereto is required for the execution, delivery and performance by the Purchaser of this Agreement or the consummation of the Transaction by the Purchaser.

(c)  No Intention to Sell.  The Purchaser is not acquiring the Transaction Shares with a view to any distribution thereof that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction. The Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Transaction Shares.  The Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Transaction Shares.  The Transaction Shares were not offered to the Purchaser by any form of general advertising or general solicitation.

(d) Investment Experience; Access to Information.  The Purchaser (a) is an investor familiar with the business of the Company, (b) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment and make an informed decision to so invest, (c) has the ability to bear the economic risks of this investment, (d) has disclosure regarding the Company, its business, its financial condition and its prospects as the undersigned has determined to be necessary in connection with the purchase of the Securities, and (e) is an “accredited investor” as that term is defined under Rule 501(a) under Regulation D under the Act (the provisions of which are known to the undersigned).

(e) No Hedging Activities. Such Purchaser has not engaged in any hedging activities relating to the Company’s securities in anticipation of the Transaction.

(f) Anti-Money Laundering.  The Purchaser’s purchase of the Transaction Shares will not violate any applicable anti-money laundering laws; and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Purchaser with respect to any applicable anti-money laundering laws is pending or, to the best knowledge of the Purchaser, threatened.

(g) Access to Funds; No Insolvency and Analogous Events. The Purchaser has and will have on the Settlement Date, immediately available funds (in U.S. dollar) in cash sufficient to pay the Purchase Price and any other amounts payable under this Agreement.  The Purchaser’s obligations under this Agreement are not subject to any conditions regarding the Purchaser’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions. The Purchaser has not suspended, or threatened to suspend, payment of its debts, is not unable to pay its debts as they fall due, has not admitted inability to pay its debts and is not deemed either unable to pay its debts or as having a reasonable prospect of so doing. The Purchaser has not commenced negotiations with all or any class of its creditors with a view to rescheduling any of its debts, and has not made a proposal for or entered into any compromise or arrangement with its creditors. No creditor or encumbrancer has attached or taken possession of, and no distress, execution, sequestration or other such process has been levied or enforced on or sued against, any of the Purchaser's assets. The Purchaser has not taken any action nor have any steps been taken or legal proceedings been started or threatened against it for its bankruptcy, insolvency or for the appointment of a receiver, administrator, administrative receiver, bankruptcy trustee, trustee or similar officer of it or of any or all of its assets or revenues. No event has occurred and no proceeding has been taken in any jurisdiction to which the Purchaser is subject which has an effect equivalent or similar to any of the events mentioned above.

(h) No Sanctions. None of (a) the Purchaser or (b) any officer, employee, director, agent, Affiliate or person acting on behalf of it, ((a) and (b) collectively, “Relevant Person”) is owned or controlled by a person that is targeted by or the subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”), or by the U.S. Department of State, or any sanctions imposed by the European Union (including under Council Regulation (EC) No. 194/2008), the United Nations Security Council, Her Majesty’s Treasury or any other relevant governmental entity and any activities sanctionable under the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, as amended or the Iran Sanctions Act, as amended.

(i) Legal Advice. The Purchasers acknowledges and confirms to the Seller that it and its authorized signatory (a) understand the terms and conditions of this Agreement and the obligations imposed hereunder, (b) understand English and has read and understands the terms of this Agreement or has had this Agreement translated and explained to them, and (c) have considered this Agreement with their own tax and legal advisors and have relied solely on such advisors for tax and legal advice and will be responsible for their own liabilities resulting from this Agreement.

Section 4. Conditions Precedent to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the Transaction are subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties of the Seller contained herein shall be true and correct as of the date hereof and the Settlement Date (including as if made both on the date hereof and on the Settlement Date).

(b) The Seller shall have complied with all of the Seller's covenants and agreements contained in this Agreement to be performed by the Seller on or prior to the Settlement Date.

(c) The Purchaser shall have received a customary legal opinion from a reputable law firm addressed to the Company’s transfer agent regarding the removal of the restrictive legend with respect to the Transaction Shares.

Section 5. Conditions Precedent to Obligations of the Seller.  The obligations of the Seller to sell the Transaction Shares to the Purchaser are subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof and the Settlement Date (including as if made both on the date hereof and on the Settlement Date).

(b) The Purchaser shall have complied with all of the Purchaser's covenants and agreements contained in this Agreement to be performed by the Purchaser on or prior to the Settlement Date.

(c) The Purchaser shall have executed and delivered to the Seller the letter agreement in the form attached hereto as Exhibit A.

Section 6. Settlement and Settlement Date.

(a) Delivery by the Seller.  The closing and settlement of the Transaction shall take place as soon as practicable after the date hereof following the satisfaction or, to the extent permitted by law, waiver of all conditions set forth in Sections 4 and 5 hereof (other than such conditions as may, by their terms, only be satisfied at the Settlement Date), and is expected to occur on a date that is mutually agreed to between the Seller and the Purchaser and not later than September 30, 2015 (the actual day of the closing and settlement, the "Settlement Date").  On the Settlement Date, subject to the provisions of Section 5 hereof, subject to and in exchange for the payment by the Purchaser of the Purchase Price, the Seller shall deliver to the Purchaser (i) evidence satisfactory to the Purchaser that the Company's transfer agent (the "Transfer Agent") has made the necessary and proper book-entry notations in the stock transfer records of the Company to reflect the sale of the Transaction Shares effected hereby in the name of the Purchaser, and (ii) share certificates representing the Transaction Shares purchased by the Purchaser hereunder.  The Transaction Shares delivered to the Purchaser pursuant to this Agreement shall be free and clear of all Encumbrances and Transfer Restrictions.

(b) Delivery by the Purchaser.  Subject to the provisions of Section 4 hereof, the Purchaser shall, upon or prior to the Settlement Date, pay or cause to be paid the Purchase Price to the account designated by the Seller as set forth on Schedule I attached hereto; and the Seller will, after and only after it has received written evidence (in form and substance satisfactory to the Seller) confirming the irrevocable wire transfer of the Purchase Price to the Seller’s account, deliver to the Purchaser (i) the share certificates for the Transaction Shares, and (ii) confirmation from the Transfer Agent that the necessary and proper book-entry notations of the Transaction Shares in the stock transfer records of the Company have been made in the name of the Purchaser, in each case, as mentioned in Section 6(a) above.

Section 7. Fees and Expenses.  Any fees and expenses incurred by the parties in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid and borne by the party that incurred such fee or expense unless otherwise expressly provided in this Agreement or as otherwise agreed by the parties in writing.

Section 8. Certain Definitions.  When used in this Agreement, the following terms shall have the meanings set forth below:

"Affiliate" means, with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities, by contract or otherwise.

"Encumbrance" means: (a) any mortgage, charge, pledge, lien, hypothecation, assignment by way of security, trust arrangement for the purpose of providing security or other security interest of any kind in any jurisdiction; (b) any proprietary interest over an asset, or any contractual arrangement in relation to an asset, in each case created in relation to indebtedness and which has the same commercial effect as if security had been created over it; and (c) any right of set-off, whether created by agreement or by operation of law.

"Governmental Authority" means (a) the government of any jurisdiction (or any political or administrative subdivision thereof) and any department, ministry, agency, instrumentality, court, central bank or other authority thereof, including without limitation any entity directly or indirectly owned (in whole or in part) or controlled thereby; (b) any public international organization or supranational body (including without limitation the People's Republic of China) and its institutions, departments, agencies and instrumentalities; and (c) any quasi-governmental or private body or agency lawfully exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory, licensing, competition, tax or other governmental or quasi-governmental authority.

"Organizational Documents" means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

"Person" means any natural person, firm, company, governmental authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

"Transaction" means the sale by the Seller to the Purchaser, and the purchase by the Purchaser from the Seller, of the Transaction Shares.

"Transfer Restriction" means, with respect to any security or other property, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such security or other property or to enforce the provisions thereof or of any document related thereto, whether set forth in such security or other property itself or in any document related thereto or arising by operation of law, including, without limitation, such conditions or restrictions arising under federal, state or foreign laws or under any contracts, arrangements or agreements.

Section 9. Entire Agreement; Amendment and Modification.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements between the parties, written or oral.  This Agreement may be amended or modified only by a writing signed by all parties hereto.

Section 10. Waiver.  Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.  No waiver of any provision of this Agreement or of any rights or benefits arising hereunder shall be deemed to constitute or shall constitute a waiver of any other provision of this Agreement (whether or not similar), nor shall any such waiver constitute a continuing waiver, unless otherwise expressly provided in writing.

Section 11. Governing Law; Dispute Resolution.  This Agreement is made under and shall be governed by the laws of the State of New York without giving effect to the principles of conflicts of laws or choice of laws thereof.  Any dispute, controversy or, claim or difference of any kind whatsoever arising out of, relating to or in connection with this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof, the validity, scope and enforceability of this arbitration provision and any dispute regarding no-contractual obligations arising out of or relating to it (the “Dispute”) shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Center (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration.  However, if such rules are in conflict with the provisions of this Section 11, including the provisions concerning the appointment of arbitrators, the provisions of this Section 11 shall prevail. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three and the language of the arbitration proceedings and written decisions or correspondence shall be English. Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the tribunal.

Section 12. Notices.  Notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) when personally delivered, (ii) one business day after being sent by FedEx or other internationally recognized overnight delivery service or (iii) when sent by electronic mail (upon confirmation of receipt).  All notices shall be addressed to the parties as follows:

If to the Seller:

Warburg Pincus Private Equity IX, L.P.
c/o Warburg Pincus LLC
450 Lexington Avenue
New York, NY 10017
Attention: Robert B. Knauss

If to the Purchaser:

Sparkle Wealthy Limited
Rm 1604, 16/F., Hewlett Centre, 54 Hoi Yuen Road,
Kwun Tong, Kowloon, Hong Kong
Attention: Karen Pang

Section 13. Assignment; Binding Effect.  No party hereto may transfer, sell, encumber, appoint agents with respect to, or assign its rights or obligations under this Agreement in whole or in part without the prior written consent of the other party to this Agreement.  Without limiting any other rights or remedies of the parties, any assignment by a party in violation of the foregoing shall be of no force and effect and void ab initio.  Without limiting any of the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and any permitted assigns.

Section 14. Further Assurances.  In the event that any additional agreements, instruments or other actions are required in the reasonable opinion of any of the parties hereto or by the Transfer Agent or the Company in order to effectuate the intents and purposes of this Agreement and the transactions contemplated hereby, each of the parties hereto shall prepare, execute and deliver such additional agreements and other instruments in mutually acceptable form, and take such other further actions as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.  The forgoing shall include such cooperation and actions of the Seller reasonably requested by the Purchaser, whether prior to or following the Settlement Date, to the extent required by the Transfer Agent or the Company to effect a transfer of the Transaction Shares to the Purchaser.

Section 15. Counterparts; Facsimiles.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  Signatures on this Agreement may be conveyed by facsimile or other electronic transmission and shall be binding upon the parties so transmitting their signatures.  Counterparts with original signatures shall be provided to the other parties following the applicable facsimile or other electronic transmission; provided that failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

Section 16. Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such provision shall be deemed modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing such provision, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 17. No Strict Construction.  This Agreement has been jointly drafted by the parties hereto, after negotiations and consultations with their respective counsel.  This Agreement shall not be construed more strictly against one party than against the other party.

Section 18. Headings and Captions.  Headings and captions of this Agreement are for convenience of reference only and are not to be construed in any way as part of this Agreement or in the interpretation of this Agreement.

Section 19. United States Dollars.  All payments pursuant to this Agreement shall be made in United States dollars.

Section 20. Public Announcements.  Without the prior written consent of the other party, no party to this Agreement shall, directly or indirectly, make or cause to be made, any press release, filing or other public disclosure that discloses or reveals the identity of the other party to this Agreement (or its Affiliates) or files or discloses this Agreement or any of the terms hereof, provided, however, that a party may disclose such information if required by applicable law, regulation, stock exchange rules or legally binding request by any regulatory authority, after consultation with the other party and after being advised by its outside legal counsel that such disclosure is so legally required, provided, further, that in such event the disclosing party shall, except to the extent advanced notice of such disclosure would cause the disclosing party to violate applicable law or regulation, provide advance notice of such disclosure to the other party together with a copy of the anticipated disclosure (or such portions thereof that relate to the other party or to the terms of this Agreement), give the other party the opportunity to reasonably comment on such portions of the disclosure and incorporate such comments to such disclosure.

 [Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

SELLER:

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By: Warburg Pincus IX GP L.P., its general partner
By: WPP GP LLC, its general partner
By: Warburg Pincus Partners, L.P., its managing member
By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus & Co., its managing member

By: /s/ Steven Glenn
Name: Steven Glenn
Title: Partner

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

PURCHASER:

SPARKLE WEALTHY LIMITED

By: /s/ Li Ngai
Name: Li Ngai
Title: Director

[Signature Page to Share Purchase Agreement]

Schedule I

Exhibit A